                        As filed with the Securities and Exchange Commission on May 8, 2001

                                                                                       Registration No. 333-_______
===================================================================================================================

                                        SECURITIES AND EXCHANGE COMMISSION
                                              WASHINGTON, D.C. 20549
                                                 ----------------

                                                     FORM S-8
                                           REGISTRATION STATEMENT UNDER
                                            THE SECURITIES ACT OF 1933
                                                 ----------------

                                                  MEDIMMUNE, INC.
                              (Exact name of registrant as specified in its charter)

            DELAWARE                             35 West Watkins Mill Road                           55-1555759
(State or other jurisdiction of                Gaithersburg, Maryland 20878                       (I.R.S. Employer
 incorporation or organization)     (Address of Principal Executive Offices) (Zip Code)         Identification No.)
                                                 ----------------

                                              1999 Stock Option Plan
                                             (Full Title of the Plan)
                                                 ----------------

                                                   David M. Mott
                                     Vice Chairman and Chief Executive Officer
                                                  MedImmune, Inc.
                                             35 West Watkins Mill Road
                                           Gaithersburg, Maryland 20878
                                      (Name and address of agent for service)

                                                ------------------

                           Telephone number, including area code, of agent for service:
                                                  (301) 417-0770

                                          CALCULATION OF REGISTRATION FEE
=============================== =================== ===================== ===================== ====================
    Title of Each Class of            Amount          Proposed Maximum      Proposed Maximum
          Securities                  To Be            Offering Price      Aggregate Offering        Amount of
       To Be Registered           Registered(1)          Per Share               Price           Registration Fee
------------------------------- ------------------- --------------------- --------------------- --------------------
------------------------------- ------------------- --------------------- --------------------- --------------------

Common Stock, $.01 par value
per share                           11,000,000           $36.91 (2)           $406,010,000 (2)       $101,502.50
=============================== =================== ===================== ===================== ====================

(1)      Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)      Pursuant to Rules 457(h) and 457(c), these prices are estimated solely for the purpose of calculating the registration fee and are based upon the average of the high and low sales prices of the Registrant's common stock on the Nasdaq National Market on May 3, 2001.

                                               EXPLANATORY STATEMENT

         This Form S-8  Registration  Statement is being filed with the  Securities  and Exchange  Commission  (the
"Commission") by MedImmune,  Inc., a Delaware  corporation (the "Company"),  in order to register 11,000,000 shares of the Company's  common stock,  par value $.01 per share (the "Common  Stock"),  issuable upon exercise of options granted or to be granted under the  Company's  1999 Stock Option Plan (the  "Plan").  On May 25, 1999,  the Company
filed with the Commission a  Registration  Statement on Form S-8  (Registration  No.  333-79241)  registering up to
2,750,000  shares of Common  Stock  issuable  under the Plan (the "Prior  Registration  Statement").  The number of shares  registered under the Prior  Registration  Statement  automatically  increased to 8,250,000 due to a 3-for-1 split of Common Stock in June 2000.  Consequently,  the total number of shares now registered for issuance pursuant to the Plan is  19,250,000.  Pursuant to General  Instruction  E of Form S-8, the Company  hereby  incorporates  by reference in this Registration Statement all contents of the Prior Registration  Statement,  including the exhibits thereto.

                                                      PART II

                                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents filed with the Commission are hereby incorporated by reference:

                  a)       The  Registrant's  Annual  Report on Form 10-K for the fiscal  year ended  December  31,
                           2000;

                  b)       The Registrant's Current Report on Form 8-K filed on January 25, 2001; and

                  c)       The description of the Company's  Common Stock set forth under the caption  "Description of Capital  Stock" in the  Registrant's  registration  statement on Form 8-A dated April
                           4, 1991 pursuant to Section 12 of the  Securities  Exchange Act of 1934, as amended (the
                           "Exchange  Act")  including all  amendments or reports filed with the Commission for the purpose of updating such description.

                  All other documents  subsequently filed by the Registrant  pursuant to Sections 13(a),  13(c), 14 and  15(d) of the  Exchange  Act  prior to the  filing  of a  post-effective  amendment  which  indicates  that all securities  offered  hereunder have been sold or which  deregisters all such securities then remaining unsold shall be deemed to be  incorporated  by reference in this  Registration  Statement  and be a part hereof from the date of filing of such documents.

                  Any statement  contained  herein or in a document  incorporated  or deemed to be  incorporated by reference  herein shall be deemed to be modified or superseded for purposes of this  Registration  Statement to the extent that a statement  contained  herein or in any other  subsequently  filed document which also is or is deemed to be incorporated by reference  herein  modifies or supersedes such earlier  statement.  Any statement so modified or superseded shall not be deemed,  except as so modified or superseded,  to constitute a part of this Registration
Statement.

Item 6.           Indemnification of Directors and Officers.

                  The  following  information  is provided in  addition  to that  contained  in Item 6 of the Prior
Registration Statement:

                  Section IX of the Company's  By-laws  provides that the Company shall indemnify its directors and officers to the extent permitted by Delaware law.

                  Section  145(g) of the DGCL  provides,  in general,  that a  corporation  shall have the power to purchase  and  maintain  insurance  on behalf of any person who is or was a director or officer of the  corporation against any liability  asserted  against the person in any such capacity,  or arising out of the person's status as such,  whether or not the  corporation  would have the power to indemnify the person against such  liability  under the provisions of the law.

Item 8.           Exhibits.

                  The following documents are filed as Exhibits hereto:

  Exhibit            Description                                                         Sequentially Numbered
  Number                                                                                       Page No.
  4.1                1999 Option Plan (Attached as Exhibit A to the
                     Company's Definitive Proxy Statement filed with the
                     Commission on April 16, 1999, and incorporated herein by
                     reference)                                                                   __
  5.1                Opinion and Consent of Dewey Ballantine LLP with respect to
                     the legality of the securities being registered                               5
  23.1               Consent of Dewey Ballantine LLP (contained in their opinion
                     filed herewith as Exhibit 5.1)                                               __
  23.2               Consent of PricewaterhouseCoopers LLP                                         6
  24.1               Power of Attorney of directors and certain officers of the
                     Company (included in Signature Page)                                         __

                                                    SIGNATURES

The Registrant.  Pursuant to the  requirements of the Securities Act of 1933, the Registrant  certifies that it has reasonable  grounds to believe  that it meets all of the  requirements  for filing on Form S-8 and has duly  caused this Registration Statement to be signed on its behalf by the undersigned,  thereunto duly authorized,  in the City of Gaithersburg, State of Maryland, on the 3rd day of May, 2001.

                                                     MEDIMMUNE, INC.

                                                     By: /s/ David M. Mott
                                                     David M. Mott
                                                     Vice Chairman and Chief Executive Officer

                                                 POWER OF ATTORNEY

                  KNOW  ALL  PERSONS  BY  THESE  PRESENTS,  that  each of the  persons  whose  names  appear  below constitute  and  appoint  David M. Mott and  Gregory S.  Patrick,  and each of them,  as his or her true and lawful attorney-in-fact  and agent, with full power of substitution and  resubstitution,  for him or her and in his or her name,  place  and  stead,  in any and all  capacities,  to  execute  any and all  amendments  to this  Registration
Statement,  and to file the same, together with all exhibits thereto, and other documents in connection  therewith, with the Securities and Exchange  Commission,  and such other  agencies,  offices and persons as may be required by applicable  law,  granting unto said  attorney-in-fact  and agent,  full power and authority to do and perform each and every act and thing  requisite or necessary to be done in and about the  premises,  as fully to all intents and purposes  as he or she  might  or  could  do in  person,  hereby  ratifying  and  confirming  all  that  each  said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the  requirements  of the Securities  Act of 1933,  this  Registration  Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                       Capacity                                 Date
                ---------                                       --------                                 ----
/s/ Wayne T. Hockmeyer, Ph.D.              Chairman and Director                               May 3, 2001
     Wayne T. Hockmeyer, Ph.D.
/s/ David M. Mott                          Vice Chairman and Chief Executive Officer and       May 3, 2001
     David M. Mott                         Director
                                           (Principal Executive Officer)
/s/ Melvin D. Booth                        President and Chief Operating Officer and Director  May 3, 2001
     Melvin D. Booth
/s/ Franklin H. Top, Jr., M.D.             Executive Vice President, Medical Director and      May 3, 2001
     Franklin H. Top, Jr., M.D.            Director
/s/ M. James Barrett, Ph.D.                Director                                            May 3, 2001
     M. James Barrett, Ph.D.
/s/ James H. Cavanaugh, Ph.D.              Director                                            May 3, 2001
     James H. Cavanaugh, Ph.D.
/s/ Lawrence C. Hoff                       Director                                            May 3, 2001
     Lawrence C. Hoff
/s/ Gordon S. Macklin                      Director                                            May 3, 2001
     Gordon S. Macklin
/s/ Barbara Hackman Franklin               Director                                            May 3, 2001
     Barbara Hackman Franklin
/s/ Gregory S. Patrick                     Senior Vice President and Chief Financial Officer   May 3, 2001
     Gregory S. Patrick                    (Principal Financial Officer and Principal
                                           Accounting Officer)

                                                                                                        Exhibit 5.1

                     Opinion and Consent of Dewey Ballantine LLP with respect to the legality of the securities being registered

                                                    May 8, 2001

MedImmune, Inc.
35 West Watkins Mill Road
Gaithersburg, Maryland 20878

Gentlemen:

         We have acted as counsel to MedImmune, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement")
under the Securities Act of 1933, as amended, for the registration of 11,000,000 shares of the Company's common stock, $.01 par value per share (the "Shares"), which may be issued upon exercise of stock options pursuant to the Company's 1999 Stock Option Plan (the "Plan").

         We have examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

         Based on the foregoing, we are of the opinion that:

         1.  The issuance of the Shares under the Plan has been lawfully and duly authorized; and

         2.  When the Shares have been issued and delivered in accordance with the terms of the Plan, the Shares will be legally issued, fully paid and nonassesable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange
Commission thereunder.

                                            Very truly yours,

                                        /s/ DEWEY BALLANTINE LLP

                                                                                                       Exhibit 23.2

                                        Consent of Independent Accountants

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 25, 2001 relating to the consolidated financial statements and financial statement schedule of MedImmune, Inc., which appear in MedImmune, Inc.'s Annual Report on Form 10-K for the year ended December 31,
2000.

/s/   PricewaterhouseCoopers LLP
McLean, Virginia
May 8, 2001